Exhibit 10.10

CONVERSION AGREEMENT

THIS AGREEMENT, made effective July 1, 2017 (the “Effective Date”), between AVRA Medical Robotics, Inc., a Florida corporation (hereinafter referred to as the “Company”), and Barry F. Cohen, residing at 1600 SE 15th Street, #512, Ft. Lauderdale, FL 33316, USA (hereinafter referred to as the “Employee”).

WHEREAS, the Company wishes to convert payments due to the Employee per the Employment Agreement dated July 1, 2016 into Company shares on the terms and conditions hereinafter set forth, and the Employee wishes to accept such conversion;

NOW THEREFORE in consideration of the covenants of each of the parties given to the other and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

a)	From July 1, 2017 through December 31, 2017 the Employee agrees to receive a total cash compensation of $2,500 per month with any balance due per the Employment Agreement dated July 1, 2016, paid in Company restricted common shares using a share price of $2.00. The Company shall issue these shares to the Employee as soon as they are due and as soon as is feasible.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 1st day of July 2017.

AVRA Medical Robotics Inc.

By:	/s/ A. Christian Schauer
A. Christian Schauer, CFO

/s/ Barry F. Cohen
Barry F. Cohen